CODE OF ETHICS

BARROW STREET ADVISORS LLC

300 FIRST STAMFORD PLACE, 3RD FLOOR EAST

STAMFORD, CT 06902

JANUARY  2015

 TABLE OF CONTENTS

SECTION I PERSONAL SECURITIES TRANSACTIONS		2
1.1	Purpose	2
1.2	Statement of Policy	2
1.3	Monitoring Procedures	4
1.4	Restricted List	5
1.5	Effect of Violation	6
SECTION II GIFTS AND ENTERTAINMENT		6
2.1	Statement of Policy	6
2.2	Gifts	6
2.3	Cash	7
2.4	Entertainment	7
2.5	Government Officials	7
2.6	Payments or Gifts to Foreign Officials	7
2.7	DOL Form LM-10 – Gifts to Union Personnel	8
2.8	Solicited Gifts	9
2.9	Reporting	9
SECTION III COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS		9
3.1	Statement of Policy	9
SECTION IV REPORTING VIOLATIONS – WHISTLEBLOWER POLICY		10
4.1	Statement of Policy	10
SECTION V BOOKS AND RECORDS		10
5.1	Maintenance Requirements	10
5.2	Disclosure and Availability	11
SECTION VI SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES		11
6.1	Statement of Policy	11
Employee Investment Request Form		Exhibit 1
Duplicate Broker Confirmation and Account Statement Letter		Exhibit 2
Annex A
Annex B
Acknowledgement Form

Barrow Street Advisors LLC

CODE OF ETHICS

The following code of ethics (the “Code”) pertains to the investment advisory activities and business of Barrow Street Advisors LLC (the “Firm”).  The Firm has established the Code in order to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Firm shall provide each employee with a copy of the Code and all employees must receive and review the Code and sign and return the Acknowledgement Form attached as the last page of this Code.

The Firm’s Chief Compliance Officer shall review the Code at least annually for its adequacy and the effectiveness of its implementation, and distribute any amendments or updates to all employees.  The Chief Compliance Officer will document such annual review and the Firm will maintain a record of such documentation for a period of five (5) years from the date of such review.  In addition, a record shall be maintained of the review and any changes made to the Code for a period of five (5) years from the date of the review/revision.

All employees must receive and review any amendments or updates to the Code and provide a written acknowledgement to the Chief Compliance Officer that such employee has been provided with, read and understood any such amendment or update to the Code.

Any questions about the matters covered by this Code should be addressed to the Chief Compliance Officer.

Reference to “employees” throughout this Code shall mean supervised persons (as defined in Section 202 of the Advisers Act), access persons (as defined below), employees, associated persons, temporary employees, officers and directors of the Firm.

Statement of Principles

The Firm is committed to conducting business in accordance with all applicable laws and regulations and in an ethical and professional manner.  In addition, the Firm recognizes that it has a fiduciary duty to its clients in investment companies and any other accounts managed by the Firm (each an “Account” and collectively, the “Accounts”), and that all employees must conduct their business on behalf of the Firm in a manner that enables the Firm to fulfill this fiduciary duty.  The Firm has been entrusted with the money of investors and the Firm recognizes that its performance will not only be measured by the investment performance that the Firm delivers to investors, but also by the Firm’s commitment to honesty, good faith and fair dealing with investors, employees and other constituents.

The Firm also realizes that it is not sufficient for the Firm and its employees to simply comply with the letter of the law of the Advisers Act and other federal securities laws applicable to the Firm, but also to comply with the spirit of such laws.  The Firm therefore desires to develop policies and procedures in this Code that are premised on fundamental principles of openness, integrity, honesty and trust.  In this regard, the Firm has decided that certain provisions of the Code which are required by the Advisers Act to be applicable only to “access persons,”1 shall be applicable to all of the Firm’s employees.

Each employee of the Firm is responsible for reading, understanding and complying with all the policies and procedures contained in this Code that apply to him or her.  An employee should consult the Chief Compliance Officer if he or she has a question about the legality, appropriateness or ethical implications of a proposed or completed course of action.

SECTION I

PERSONAL SECURITIES TRANSACTIONS

1.1	Purpose

The Firm has legal and ethical responsibilities to its clients to maintain the confidence of proprietary investment research and information and securities trading information relating to such clients.  The Firm must ensure that proprietary research and trading information are used exclusively to enhance the investment performance of the Accounts and that no improper benefits are derived through the misuse or unauthorized distribution of such research and information. In light of the Firm’s line of business, even the perception of impropriety could damage the Firm’s reputation and have serious adverse consequences for the Firm and the employees involved.  .

The purpose of this policy is to set forth strict standards for employees regarding trading of securities outside of their duties with the Firm, and to establish clear procedures for the Firm and employees to follow that allow the Firm to monitor and enforce adherence to these standards.

1.2	Statement of Policy

The Firm believes that its employees should devote their full-time best efforts to servicing the needs of the Accounts.  In order to ensure that employees are putting forth this effort, the Firm strongly discourages employees from engaging in any short-term trading, or trading on margin, trading commodities, futures, derivatives or other volatile securities or financial instruments.  The Firm believes that this policy will enable employees to dedicate their full-time attention to servicing the Accounts, rather than monitoring their own portfolios.  In light of the foregoing, the Firm has adopted the following procedures with respect to trading in securities by employees.

(a)            The Firm will regularly distribute or make available on its computer network to all employees a list of all companies (the “Watch-Restricted List”) whose securities (or derivatives thereof) are part of, or are currently contemplated to become part of, the portfolio of any of the Accounts, and any company for which the Firm may potentially have access to material, non-public information (each such company, a “Restricted Company”).  Employees are prohibited from purchasing or selling securities (or derivatives thereof) issued by any Restricted Company, unless the Firm implements blocking procedures with respect to non-public information of such Restricted Company.  The procedures for establishing, maintaining and updating the Watch-Restricted List are set forth in Section 1.4 below.

[1]	An “access person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser, who:

(a)	has access to non-public information regarding any clients purchase or sale of securities, non-public information regarding the portfolio holdings of any fund managed by the investment adviser or its affiliates; or
(b)	is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.

(b)            The personal trading and reporting requirements set forth in this Code apply to all of an employee’s “Personal Accounts.”  The term “Personal Account” means any securities account in which an employee has any direct or indirect “beneficial ownership,” and includes any Personal Account of an employee’s immediate family member (including any relative by blood or marriage either living in the employee’s household or financially dependent on the employee).  An employee is deemed to have “beneficial ownership” if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Account.

(c)            No employee may engage in a personal securities transaction in a Personal Account without the prior written consent of the Firm’s Chief Compliance Officer, in consultation with the Portfolio Manager, except for transactions in those securities and financial instruments set forth in Section 1.3(f)(i) through (v) below.  For purposes of this policy, approval in writing may include e-mail correspondence.  Requests to engage in securities transactions must be submitted on an Employee Investment Request Form (which is attached as Exhibit 1 hereto) to the Chief Compliance Officer.  Approval to purchase or sell a particular security shall be valid only on the date such approval is granted by the Chief Compliance Officer (unless otherwise specified on the pre-clearance form by the Chief Compliance Officer).  The Chief Compliance Officer must obtain the permission of the Portfolio Manager in order to engage in any such personal securities transaction.

Without limiting the ability of the Chief Compliance Officer to exercise discretion in rejecting a proposed personal securities transaction, an example of a securities transaction that may be prohibited by the Firm is a transaction in any security currently traded, recently traded, or contemplated to be traded by the Firm on behalf of an Account, or that, in the Chief Compliance Officer’s view, can be viewed as being related to a current or contemplated strategy of an Account, in each case whether or not such security is on the Restricted List.

(d)            Employees shall not, directly or indirectly, acquire beneficial ownership in any Personal Account in any security in an initial public offering or in a limited offering (i.e. a private placement) without the prior written consent of the Chief Compliance Officer (or, if the Chief Compliance Officer is unavailable, the Chief Compliance Officer’s designee).  The Chief Compliance Officer must obtain the prior written consent of the Portfolio Manager before his or her acquisition of any such security.  For purposes of this policy, approval in writing may include e-mail correspondence.  Employees wishing to acquire beneficial ownership in any security in an initial public offering or in a limited offering (i.e. a private placement) must complete and submit an Employee Investment Request Form to the Chief Compliance Officer for approval.  In any case where an employee is permitted to participate in such personal securities transaction, the Chief Compliance Officer shall document the reasons for permitting such transaction.

(e)            It is the employee’s responsibility to make sure family members of his or her household are aware of this policy and adhere to it.

(f)            It is the employee’s responsibility to adhere to the following guidelines:

(i)            PROHIBITION ON INSIDER TRADING – The purchase and sale of securities, or providing advice with respect to such purchase or sale, while possessing material non-public information relating to such securities or the communication of such information to others, is prohibited by state and federal securities laws.  If an employee has any doubt as to whether he or she has material, non-public information related to a company, he or she should discuss the situation with the Chief Compliance Officer (or, if the Chief Compliance Officer is unavailable, the Chief Compliance Officer’s designee), and should generally opt against taking an action in respect of the securities of such company.  For a complete description of the Firm’s policy with respect to Insider Trading, please see the Firm’s Compliance and Supervisory Procedures Manual.

(ii)            EXERCISE OF GOOD JUDGMENT – Employees must exercise their own good judgment when engaging in securities transactions as pre-approval of a transaction does not imply that such transaction is necessarily appropriate or legal.  Employees must further avoid relaying information obtained as a result of their employment with the Firm to others.

1.3	Monitoring Procedures

To help assure adherence to this policy, the Firm requires the following monitoring procedures with respect to each of its employees:

(a)            Commencement of Employment.  Within ten (10) days of commencing employment, each employee must complete a holdings report (the “Holdings Report”) (which is attached as Annex A hereto) with respect to all Personal Accounts that identifies (i) the names of any brokerage firms, dealers or banks (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts) with which such Personal Accounts are maintained, and (ii) the names and types of any securities (including the exchange ticker symbol or CUSIP number, number of shares and principal amount of such securities) held in such Personal Accounts.  All information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information.  In addition, each employee is required to arrange for duplicate broker trade confirmations and account statements to be sent to the Chief Compliance Officer (or the Chief Compliance Officer’s designee) for all Personal Accounts.  A letter requesting duplicate copies of trade confirmations and account statements from brokers and other financial institutions is attached as Exhibit 2 hereto.

(b)            Annual Reports.  Employees shall also submit a Holdings Report (which is attached as Annex A hereto) with respect to all Personal Accounts at least once during each 12-month period of employment to be received by the Chief Compliance Officer (or the Chief Compliance Officer’s designee) no later than January 30th of each year.  All information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information.

(c)            Quarterly Transaction Reports.  If duplicate copies of all of an employee’s trade confirmations and brokerage account statements are not provided by brokers as required by Section 1.3(a) above for any reason, an employee must then submit quarterly transactions reports (“Quarterly Transaction Reports”) (which is attached as Annex B hereto) to the Chief Compliance Officer (or the Chief Compliance Officer’s designee).  Such reports shall contain, with respect to any transactions effected by in any of an employee’s Personal Accounts, (i) the date of the transaction, name of securities involved, ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of such security, (ii) the nature of the transaction, (iii) price of the security at which the transaction was effected, (iv) name of the broker effecting the transaction and (v) the date of submitting such report.  Such reports shall be submitted no later than thirty (30) days after the end of each calendar quarter and must cover all transactions in any Personal Account during such quarter.

(d)            Non-Discretionary Accounts.  In the case of an employee (or a member of an employee’s family living in the same household as the employee) having a Personal Account managed by an outside money manager in which the employee has no investment discretion with respect to investment decisions made with respect to such securities account, the Firm requires employees to (i) comply with Sections 1.3(a), 1.3(b) and 1.3(c) above, (ii) submit a letter from the money manager acknowledging that the employee has no investment discretion with respect to investment decisions made with respect to such account, and (iii)  in the event an individual transaction is requested by the employee, the money manager will seek prior approval from the Firm before engaging in such transaction.

(e)            Review of Employee Reports.  A file is maintained for each employee that contains each employee’s Holdings Reports, Quarterly Transaction Reports, duplicate broker trade confirmations and account statements, and documentation with respect to all requests for permission to make a securities trade in a Personal Account and whether such approval was granted or denied.  At the end of each quarter, the Chief Compliance Officer (or the Chief Compliance Officer’s designee) shall review the Holdings Reports or Quarterly Transaction Reports, as applicable, and/or duplicate broker trade confirmations and account statements against the documentation granting or denying such employee’s requests to make a securities trade.  Such reports are also compared against the Restricted List.  The Chief Compliance Officer (or the Chief Compliance Officer’s designee) shall initial all reports reviewed and create an exception report for all trades made without appropriate permission and for trades in the securities of a company on the Restricted List.  The Chief Compliance Officer will closely monitor employees’ investment patterns to detect abuses of the Firm’s personal securities trading policy. The Portfolio Manager will monitor the Chief Compliance Officer’s personal securities transactions for compliance with the Firm’s personal securities trading policy.

(f)            For purposes of the monitoring procedures set forth in clauses (a) through (d) above, the terms “security” and “securities” shall not include: (i) direct obligations of the government of the United States; (ii) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issues by money market funds; (iv) shares issued by open-end mutual funds other than mutual funds managed by the Firm or its affiliates or mutual funds whose principal underwriters are affiliates of the Firm; and (v) shares issued by unit investment trusts that are exclusively invested in one or more open-end mutual funds, none of which is a mutual fund that is managed by the Firm or its affiliates or a mutual fund whose principal underwriters are affiliates of the Firm.  For the avoidance of doubt, exchange traded funds or “ETFs” do not fall within this exemption.

(g)            The Chief Compliance Officer may make exceptions to this trading policy on a case-by-case basis.  The Chief Compliance Officer will document the reasons for granting any such exception and maintain such documentation for a period of five (5) years.

1.4	Restricted List

If any Firm employee receives a proposed non-disclosure agreement or confidentiality agreement from a company or a broker or other intermediary (e.g., in connection with a private placement or financing transaction), such employee must promptly forward such agreement to the Chief Compliance Officer.  The Chief Compliance Officer will coordinate a legal review of such agreement.  If the Firm enters into such an agreement, the Chief Compliance Officer will update the Watch-Restricted List to include the applicable company.  In addition, if any Firm employee receives information in respect of any company which may constitute material, non-public information, such employee shall immediately contact the Chief Compliance Officer.  The Chief Compliance Officer, together with Firm counsel, shall review such information and determine whether the Watch-Restricted List shall be updated, as appropriate.  The Chief Compliance Officer maintains the Watch-Restricted List and will circulate the same to all employees.  The Chief Compliance Officer will also promptly inform all such persons every time a company is added to or removed from the Watch-Restricted List.

The identity of the companies on the Watch-Restricted List, and all information about a company revealed as a result of a relationship between such company and the Firm, is to be kept in strict confidence.  Accordingly, any discussions concerning such matters should be confined to other employees of the Firm who need to know such information and service providers with which the Firm has a business relationship who need to know such information for legitimate business reasons.  These requirements are designed to protect an employee and the Firm from breaches of statutory and fiduciary requirements concerning permissible trading practices and disclosure of non-public information.

The Firm will restrict access to files likely to contain material, non-public information about the companies and other entities listed on the Watch-Restricted List.  Only those employees with a need to know such information will be granted access to such files.  See the sections entitled “Insider Trading” and “Information Security Program” in the Firm’s Compliance Policies and Procedures Manual.

The determination of when a company should be removed from the Watch-Restricted List shall be made on a case-by-case basis by the Chief Compliance Officer, the employee in charge of the position or prospective position, and, if advisable, Firm counsel.

1.5	Effect of Violation

Employees who violate this policy will be subject to disciplinary action by the Firm, which may include disgorgement of profits, censures, suspensions (with or without pay), fines or immediate termination.

SECTION II

GIFTS AND ENTERTAINMENT

2.1	Statement of Policy

A conflict of interest occurs when the personal interest of employees interfere or could potentially interfere with their responsibilities to the Firm or its clients and investors.  The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm.  Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or an employee.

2.2	Gifts

No employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $500, from any existing investors, prospective investors, or any person or entity that does business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer.  No employee may give or offer to give any gift of more than de minimis value to existing investors, prospective investors, or any person or entity that does business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer.  For the avoidance of doubt, a gift or service that is in the form of entertainment (including meals and sporting events) where the person providing the gift or service is present shall be covered by Section 2.4 below.

2.3	Cash

No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any person or entity that does business with or on behalf of the Firm.

2.4	Entertainment

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm.  Employees may provide or accept a business entertainment event, such as dinner, conference/seminar or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  Any event likely to exceed a de minimis value must be approved in advance by the Chief Compliance Officer.

2.5	Government Officials

No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the Chief Compliance Officer.

2.6	Payments or Gifts to Foreign Officials

The Foreign Corrupt Practices Act (“FCPA”) is a U.S. law that prohibits giving anything of value to a foreign (non-U.S.) official in order to influence the official in his or her official capacity, to induce the official to engage in any governmental act or decision, to induce the official to use his or her influence to affect a government decision or to assist a company in obtaining or retaining business.  Many other countries have adopted anti-bribery laws that are similar to the FCPA.  It is the Firm’s policy to strictly comply with the FCPA and any other similar laws that are applicable to the Firm and its employees.

Under the FCPA, the term “foreign official” is defined broadly to include any non-U.S. officers or employees of a government or a government entity (such as, any department, agency or instrumentality thereof) or anyone acting on behalf of a government or government entity, even if temporarily.  Importantly, all government employees are covered by this definition, as are employees of government-owned business entities and sovereign wealth funds.  In countries where government ownership of ostensibly private firms is common, it is important to remember that employees of such firms are foreign officials under the FCPA if the firm is owned or controlled by the government.

Firm employees may not pay, offer to make, promise to make, or authorize any payments, including giving any gifts or meals or providing any entertainment to a foreign official with the intent (i) to influence the foreign official to perform, or fail to perform, an official act or (ii) to reward or thank the foreign official for an official act performed or to be performed by that foreign official.  In addition, employees may not pay, offer to make, promise to make, or authorize any payments, including giving any gifts or meals or providing any entertainment to a foreign official if it reasonably could be expected to affect the outcome of a government decision.  Importantly, the FCPA prohibits a company or person from using another company or individual (such as a consultant or placement agent) to engage in any activities that would be impermissible if performed directly.

Employees must obtain the prior written approval of the Chief Compliance Officer before paying, offering, promising, or authorizing any payment, gift or other thing of value (including meals, entertainment or travel-related expenses) to:

•	an officer or employee of any national, regional, local or other government entity (e.g., representatives of a sovereign wealth fund);

•	an elected foreign official (e.g., a mayor, legislator or city council member);

•	an officer or employee of any entity in which a foreign government owns or controls an interest (e.g., an employee of a foreign government-owned company, an employee of a sovereign wealth fund, or a foreign government-sponsored think tank);

•	a candidate for foreign political or elected foreign government office or a political party official (e.g., an official of the Communist Party of China);

•	an officer or employee of a public international organization (e.g., the World Bank, World Health Organization or United Nations); and

•	a private person acting in an official capacity for or on behalf of any foreign government, any foreign government entity or any public international organization (e.g., a consultant performing due diligence on behalf of a sovereign wealth fund).

The foregoing restrictions also apply to payments, including giving any gifts or meals or providing any entertainment to the family members of a foreign official, including, such foreign official’s spouse or partner, son or daughter, brother or sister, step-brother or step-sister, brother-in-law or sister-in-law, parent, parent-in-law, step-parent or anyone living in the same household as such foreign official.

Employees are also prohibited from making any charitable donation that (i) is requested by a foreign official, (ii) would support the activities of a foreign official or government entity or (iii) has some other connection with a foreign official, if such donation is part of an exchange of favors or to obtain some benefit for the Firm, even if the recipient is a bonafide charity.  If a foreign official has promised any benefit or issued any threat in connection with a donation request, the request must be denied.

The Chief Compliance Officer may consult with legal counsel or outside compliance consultants to determine if such payments, gifts or entertainment would implicate FCPA (or other legal) concerns.

2.7	DOL Form LM-10 – Gifts to Union Personnel

Investment advisers that provide gifts or entertainment to union personnel, including officers, agents, employees, other union representatives, and personnel associated with “Taft-Hartley” pension plans (i.e, union-affiliated pension plans that are subject to the Labor–Management Relations Act of 1947, as amended) may be required to file reports on DOL Form LM-10.

The Chief Compliance Officer is responsible for monitoring the Firm’s obligations (if any) to file Form LM-10.  As such, employees are required to promptly notify the Chief Compliance Officer of any gifts or other benefits provided to union personnel (including, but not limited to, meals, receptions and dinners, golf outings, tickets to sporting events,  invitations to holiday parties, and raffle prizes) whether from the Firm or from the employee’s personal funds.

The Chief Compliance Officer is responsible for determining whether a Form LM-10 reporting requirement has been triggered, and may consult with legal counsel in making such determinations.  If the Firm has a Form LM-10 reporting requirement, the Chief Compliance Officer may coordinate with outside legal counsel to prepare and file the Form LM-10 in a timely manner.

2.8	Solicited Gifts

No employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other person or entity with whom the Firm does business.

2.9	Reporting

Each employee must report any gifts or entertainment whether or not of de minimis value received in connection with the employee's employment to the Chief Compliance Officer.  The Chief Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee.

SECTION III

COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

3.1	Statement of Policy

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all employees to comply with applicable federal securities laws.  These laws include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Without limiting the generality of the foregoing, no employee shall:

(i)            defraud a client in any manner;

(ii)            mislead a client, including by making a statement that omits material facts;

(iii)            engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

(iv)            engage in any manipulative practice with respect to a client; or

(v)            engage in any manipulative practice with respect to securities, including price manipulation.

SECTION IV

REPORTING VIOLATIONS – WHISTLEBLOWER POLICY

4.1	Statement of Policy

The Firm believes that an effective compliance program requires an open line of communication between employees and senior management.  Accordingly, if an employee  reasonably believes in good faith that a violation of federal securities laws or this Code of Ethics by the Firm or other employees has occurred, is ongoing or is about to occur, such employee (a “Reporting Person”) is encouraged to immediately notify the Chief Compliance Officer.  Such notice should describe the violation or potential violation in as much detail as possible so that the Firm will have the ability to fully investigate the matter.

Any Reporting Person who submits a written report to the Chief Compliance Officer based on a reasonable, good faith belief that a violation of federal securities laws or this Code of Ethics by the Firm or other employees has occurred, is ongoing or is about to occur will be protected from retaliation by the Firm for having made such report to the Chief Compliance Officer or to the SEC.  More specifically, the Firm will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee based upon the good faith actions of such employee in (i) providing information regarding such a violation of the federal securities laws to the Chief Compliance Officer or the SEC, (ii) initiating, testifying in, or assisting in any investigation or judicial or administrative action of the SEC based upon or related to such information, or (iii) making disclosures that are required or protected under federal securities laws.  Notwithstanding the foregoing, making allegations in bad faith, without a reasonable basis, or with knowledge that such allegations are or are likely to be false, will be viewed as a serious offense and may result in discipline (including, without limitation, termination of employment/engagement) and other legal action by the Firm.

SECTION V

BOOKS AND RECORDS

5.1	Maintenance Requirements

The Firm shall prepare and keep all current the books and records relating to the Code as required by Rule 204-2(a)(12) and Rule 204-2(a)(13) under the Advisers Act.  Such books and records shall include:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

•	Holdings Reports and Quarterly Transactions Reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, access persons;

•	A record of any decision and supporting reasons for approving the acquisition of securities by employees in IPO’s and/or limited offerings for at least five years after the end of the fiscal year in which approval was granted.

5.2               Disclosure and Availability

The Firm currently provides advisory services to investment companies, it is exempt from the requirement to deliver a Disclosure Brochure (ADV Part 2) or Brochure supplement(s)2 to its clients.  However, as a fiduciary, the Firm may still be required to provide its clients with material information about any conflicts of interest and any disciplinary information affecting it and its associates.

SECTION VI

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

6.1	Statement of Policy

Each Firm employee is expected to devote during business hours his or her full-time, best efforts to the business and affairs of the Firm.  Accordingly, the Firm prohibits employees from being employed by, rendering services to, or receiving payments in consideration for services from, any other entity or person while such employee is employed by the Firm without the prior written consent of the Chief Compliance Officer.

In addition, Firm employees  serving on the board of directors of any business organization, other than a civic or charitable organization, must inform and receive  written consent of the Chief Compliance Officer.  The determination of an employee’s eligibility to serve in such a position shall be based on whether such service would be consistent with the interests of the Firm and its clients.  If such service is authorized, certain safeguards may be implemented in the discretion of the Chief Compliance Officer including, but not limited to, investment restrictions and/or isolating the employee serving from making investment decisions with respect to the business organization through a “Chinese Wall” or other procedure.

The Firm also discourages employees from serving on a creditors committee except as part of the employee's duties at the Firm.  Accordingly, an employee must obtain prior written approval from the Chief Compliance Officer prior to serving on a creditors committee.

2   Rule 204-3

EXHIBIT 1

Barrow Street Advisors LLC
INTEROFFICE MEMORANDUM

To:	Chief Compliance Officer
From:
Date:
Subject:	Securities Transaction Request

As required by the Code of Ethics of Barrow Street Advisors LLC (the “Firm”), I hereby request the Firm’s approval for the proposed securities transaction described below. (Note - The Firm’s approval is not required for investments in certain open-end mutual funds, certificates of deposit, or federal government obligations.)

EMPLOYEE NAME: (Please Print)

Account No.                                                                Brokerage Firm:

Account Holder’s Name: (If different than employee)

Relationship to employee (e.g., spouse, child, dependent or other related persons):

1.	Date:
If transaction is a SELL, date securities purchased

2.	Security Type: Common Bond Option Other

3.	Security Name or Symbol:

4.	Security Description:

5.	Transaction type: BUY SELL SELL SHORT

6.	Size of Proposed Transaction: Number of Shares, Bonds or Other

7.	Reason for purchase/sale:

8.	Security has been bought or sold on behalf of an advisory client within the last 5 days or is under active consideration for purchase or sale on behalf of an advisory client:

         Yes or           No

The employee by his/her signature affixed below declares that such employee, and if applicable, the related person on whose behalf approval is sought, has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of any Firm policy or securities law, rule or regulation.

Chief Compliance Officer Signature	Employee Signature
Approve Disapprove

THIS APPROVAL ONLY APPLIED TO THE TRANSACTION DESCRIBED ABOVE AND ONLY IF EXECUTED ON THE DATE OF APPROVAL. ANY ADDITIONAL OR LATER TRANSACTIONS REQUIRE SEPARATE APPROVAL.

Approval Date:	.

EXHIBIT 2

Duplicate Copies of Confirmations and Statements

To:

From:

Dear Sir or Madam:

I am an employee of Barrow Street Advisors LLC. Please arrange for duplicate copies of statements and confirmations concerning the accounts listed below to be sent directly to:

Chief Compliance Officer
Barrow Street Advisors LLC
300 First Stamford Place, 3rd Floor East
Stamford, CT 06902

I maintain, have an interest in, or exercise investment control over, the following accounts at your institution:

Account Title	Account Number

Dated:

Employee Signature:
Name & Address:

INSTRUCTIONS: DUPLICATE COPIES OF CONFIRMATIONS AND STATEMENTS FORM

COMPLETE THIS FORM FOR EACH BROKERAGE FIRM, INVESTMENT ADVISER, BANK OR OTHER FINANCIAL INSTITUTION AT WHICH YOU MAINTAIN AN ACCOUNT, A MEMBER OF YOUR IMMEDIATE FAMILY HAS AN ACCOUNT, YOU HAVE AN INTEREST IN AN ACCOUNT, OR YOU EXERCISE ANY INVESTMENT CONTROL OVER AN ACCOUNT.

Please type or print the information requested.

1.           Broker/Institution’s Name and Mailing Address: List the name and mailing address of each brokerage firm, investment adviser, bank, or other financial institution maintaining the account.

2.           Your name.

3.           Account Title and Number: List the complete account title and number for your own securities accounts as well as those accounts in which you have a beneficial interest or over which you exercise any investment control.

4.           Employee’s Signature. Sign the form and mail it to the broker or other financial institution.

5.           Print your name and address.

Mail this completed form to the broker or other financial institution.

Annex A

HOLDINGS REPORT (PAGE 1)

Employee name

Date:

Type of Report (check one):	Initial Holdings Report
Annual Holdings Report

Brokerage Accounts

Broker Name	Account number	Address	Phone/Fax/email contact

Other information

HOLDINGS REPORT (PAGE 2)

Below is a list of all securities owned in all of my Personal Accounts (as defined in the Firm’s Code of Ethics).

Name and Type of Security	Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount

I hereby certify that the information contained in this report is accurate and that listed above (or attached, as applicable) are all (i) of my Personal accounts and (ii) all securities held my in Personal Accounts.

Employee Signature

Annex B

QUARTERLY TRANSACTIONS REPORT

Employee name	Date:

(Select one)

Attached are all trade confirmations or brokerage account statements for all of my Personal Accounts (as defined in the Firm’s Code of Ethics) for the quarter ended , 20
Below is a list of all securities transactions effected in all of my Personal Accounts for the quarter ended , 20 .
I have submitted duplicate confirmations or brokerage statements for all securities transactions in all of my Personal Accounts for the quarter ended , 20 .
There were no securities transactions in any of my Personal Accounts during the quarter ended , 20 .

Trade Date and Transaction Type	Name of Security, Ticker Symbol or CUSIP Number	Nature of Transaction	Interest Rate and Maturity Date	Price at which Transaction Effected	Number of Securities	Name of Broker

I hereby certify that the information contained in this report is accurate and that listed above are all transactions in all of my Personal Accounts for the quarter ended                                           .

Employee Signature

BARROW STREET ADVISORS LLC CODE OF ETHICS
ACKNOWLEDGMENT FORM

ACKNOWLEDGEMENT FORM

I, _______________, an employee of Barrow Street Advisors LLC (the “Firm”), hereby confirm as follows:

1.           I have received a copy of the Code of Ethics (the “Code”) of the Firm. I also acknowledge that I have read, understand, and agree to abide by the procedures contained in the Code.

2.           Any questions I may have had on the policies and procedures contained in the Code have been answered by the Firm’s Chief Compliance Officer.

3.           I have read and understand, and agree to abide by, the terms of the Firm’s employee trading policy, which is contained in the Code.

Please complete and return this Acknowledgment Form to the Firm’s Chief Compliance Officer within 5 days of receipt.

Signed	Date

Print Name